Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Zurvita Holdings, Inc. of our report dated November 12, 2009 relating to our audit of the consolidated financial statements, which appears in the Annual Report on Form 10-KT of Zurvita Holdings, Inc., for the seven months ended July 31, 2009.  Our report dated November 12, 2009, relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

We also consent to the reference to our firm under the caption "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ McGladrey & Pullen, LLP.

Orlando, Florida
August 16, 2010